THOMSON REUTERS STREETEVENTS EDITED TRANSCRIPT ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call EVENT DATE/TIME: NOVEMBER 21, 2013 / 1:00PM GMT OVERVIEW: Abercrombie & Fitch announced 3Q13 net sales of $1.033b and adjusted non-GAAP diluted EPS of $0.52. Management guided to FY13 adjusted non-GAAP diluted EPS of $1.40-1.50. THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies.

NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

CORPORATE PARTICIPANTS

Brian Logan *Abercrombie & Fitch Co. - VP, Finance & Controller*

Mike Jeffries *Abercrombie & Fitch Co. - Chairman & CEO*

Jonathan Ramsden *Abercrombie & Fitch Co. - EVP & CFO*

CONFERENCE CALL PARTICIPANTS

Kimberly Greenberger *Morgan Stanley - Analyst*

Marni Shapiro *The Retail Tracker - Analyst*

Liz Dunn *Macquarie - Analyst*

Barbara Wyckoff *CLSA - Analyst*

Janet Kloppenburg *JJK Research - Analyst*

Paul Lejuez *Wells Fargo Securities - Analyst*

Brian Tunick *JPMorgan - Analyst*

Dana Telsey *Telsey Advisory Group - Analyst*

Lindsay Drucker Mann *Goldman Sachs - Analyst*

Steph Wissink *Piper Jaffray - Analyst*

Oliver Chen *Citigroup - Analyst*

Thomas Filandro *Susquehanna Financial Group - Analyst*

Adrienne Tennant *Janney Capital Markets - Analyst*

Matt McClintock *Barclays Capital - Analyst*

Simeon Siegel *Nomura - Analyst*

Paul Alexander *BofA Merrill Lynch - Analyst*

Anna Andreeva *Oppenheimer - Analyst*

Dorothy Lakner *Topeka Capital Markets - Analyst*

Betty Chen *Mizuho Securities - Analyst*

John Morris *BMO Capital Markets - Analyst*

Bridgett Wyshar *Morningstar - Analyst*

John Kernan *Cowen and Company - Analyst*

PRESENTATION

Operator

Good day and welcome to the Abercrombie & Fitch third-quarter 2013 earnings results conference call. Today's call is being recorded. (Operator Instructions). We will open the call to take your questions at the end of the presentation. We ask that you limit yourself to one question during the question-and-answer session today. At this time I would like to turn the conference over to Brian Logan. Mr. Logan, please go ahead.

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Brian Logan - Abercrombie & Fitch Co. - VP, Finance & Controller Good morning, and welcome to our third-quarter earnings call. Earlier today we released our third-quarter sales and earnings, income statement, balance sheet, store opening and closing summary and an updated financial history. Please feel free to reference these materials available on our website. Also available on our website is an investor presentation which we will be referring to in our comments this morning. Today's earnings call is being recorded and the replay may be accessed through the Internet at Abercrombie.com under the Investor section. The call is scheduled for one hour. Joining me today are Mike Jeffries and Jonathan Ramsden. Before we begin I remind you that any forward-looking statements we may make today are subject to the Safe Harbor statement found in our SEC filings. In addition, due to the 53rd week in the fiscal 2012 retail year, third-quarter comparable sales are compared to the 13-week period ended November 3, 2012. Also as a reminder, the Company changed its method of accounting for inventory to the cost method effective February 2, 2013. As a result prior year figures have been restated to reflect the change in accounting method. We will now begin the call with a few remarks from Mike followed by a review of the financial performance for the quarter from Jonathan and me. After our prepared comments we will be available to take your questions for as long as time permits. With that I will turn the call over to Mike. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Good morning, everyone. Our results for the third quarter were disappointing, driven by continued weakness in top-line performance. The weak sales trend that began in July continued through the quarter. While the sales trend improved in October, this was largely related to a step up in promotional activity and the anniversarying of certain events such as Sandy. We are feeling the effects of a number of broad trends, but we can and need to do better in driving the top-line of the business. In near-term we are prepared for conditions to remain difficult in the fourth quarter and intend to manage the business accordingly. Despite the challenging retail environment for young apparel, we are pleased by the continued growth of our direct-to-consumer business which was up in all regions in the third quarter with particularly strong growth in Asia. Our fast-growing and highly profitable international direct-to-consumer business is demonstrating the benefits of investments we have made over the past few years. We are also pleased by the progress we're making on the ground in Asia. Our six Hollister stores in mainland China are now generating four wall margins similar to that of our European stores. Comps store sales growth in China is up around 40% year to date and our newest store in Sanlitun opened strongly and continues to perform well. In addition, we had a robust response to the opening of our first Hollister store in Japan at LaLaport Yokohama. It was one of our best-performing Hollister store opening weekends in our brand's history. Since its opening in September, this store's volume is tracking to be a top 10 Hollister store. With this momentum we are excited to open our second Hollister store next month at LaLaport Shin Misato in Tokyo. From a merchandise standpoint, we are also pleased with our performance during the quarter in outerwear, which comped up around 10% across genders and brands. We continue to see high potential in this category. Our underwear and intimates business also did well for the quarter, including the successful test of selling Gilly Hicks product within Hollister stores. And our denim business for the quarter was solid, particularly on the male side. However, our female top business remained weak. We see this as an extremely important area of opportunity to turn around our overall sales performance. 3 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Coming back to our long-range strategic review, in our analyst meeting earlier this month we outlined initiatives that we will undertake in the coming months. Coming out of the meeting I know that many of you wanted to know more about how we are prioritizing these initiatives and other actions and what will have the most impact in driving improvement and top-line growth. From my perspective our priorities lie in the following four areas. First, making female tops better. Many of the initiatives we spoke to will help with this, but I believe that our evolution to testing close to 100% of our assortment, shortening our lead-times and increased style differentiation will be the most significant. Second, increasing brand engagement through enhanced marketing initiatives and campaigns. In our analyst meeting we spoke about having national campaigns in place for back-to-school next year, building on smaller scale initiatives we will be doing in the meantime. Third, completing the restructuring of our cost base. Prior to our next earnings call in February, we expect to have reached final conclusions on the scale of remaining opportunities beyond what we have already announced. Fourth, ensuring we are properly organized to execute against our strategic plan. We continue to work on this and expect to reach a conclusion in the near future. I am confident that we will make progress on each of these priorities in the coming quarter and establish a firm foundation for improving our operating performance. We have iconic brands with global appeal and a clearly defined aesthetic. Our brands have a strong reputation for quality, heritage and timeless fashion and we believe the best path to growth in shareholder value creation is to leverage those strengths. With this in mind, it is of course necessary for us to adapt to changing markets and consumer dynamics and we intend to do so while staying true to our brand heritage. With that I will hand the call over to Jonathan, but will be available to take your questions later in the call. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Thanks, Mike, and good morning, everyone. For the quarter the Company's net sales were $1.033 billion, down 12% to last year. Total US sales including DTC were down 18%, international sales including DTC were up 2%, and total DTC sales including shipping and handling were up 10%. Including direct-to-consumer comp sales were down 14% with the US down 14% and international down 15%. Within the quarter comparable sales were weakest in the months of August and September. The gross margin rate for the quarter was 130 basis points lower than last year. This included a calendar shift benefit which was largely offset by $5.3 million of inventory write-downs related to Gilly Hicks. The lower than anticipated gross margin rate was primarily the result of a step up in promotional activity mainly in October. On an adjusted non-GAAP basis operating expense for the quarter was $591 million versus $619 million last year. This excludes pretax charges of $96 million which are detailed on page 3 of our investor presentation. Other operating income for the quarter included a $6 million benefit associated with insurance recoveries. Overall expenses for the quarter came in significantly below forecast as we flexed down expenses in reaction to the lower sales trend. In addition, we were able to realize a small amount of savings related to the profit improvement initiative during the quarter. On an adjusted non-GAAP basis operating income for the quarter was $60 million versus $133 million a year ago. Operating margin on an adjusted basis decreased 550 basis points resulting from gross margin erosion coupled with expense deleverage. The tax rate for the quarter excluding the effect of charges was 31.1% and included a benefit of $4.9 million related to certain discrete tax items. On a full-year basis we expect the tax rate to be in the mid-30s on an adjusted non-GAAP basis. For the quarter the Company reported adjusted non-GAAP earnings per diluted share of $0.52 versus $1.02 last year. Results for the quarter included $0.06 of tax benefits related to the discrete tax matters I just referenced. 4 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Turning to the balance sheet, we ended the quarter with approximately $258 million in cash and equivalents and borrowings under the term loan of approximately $139 million. Cash was below our target minimum holding of $350 million, but we expect to be back well above that level by year end. We ended the quarter with total inventory at cost up 22% versus a year ago with in transit contributing to the increase. While overall inventories are expected to be up at the end of the year, we expect to end with appropriate levels of fall carryover inventory versus the low level last year. Two weeks ago we announced that we have decided to focus the future development of Gilly Hicks through Hollister stores and direct-to-consumer channels, and we will be closing our standalone Gilly Hicks stores. Excluding charges associated with the restructuring, we incurred an operating loss of $12 million related to Gilly Hicks' operations in the third quarter. The operating loss included $5.3 million in inventory write-down charges that I mentioned earlier. With regard to our outlook for the full year, based on a projected low double-digit decrease in comparable sales for the fourth quarter, we are projecting full-year adjusted non-GAAP diluted EPS to be in the range of $1.40 to $1.50. This projection also assumes significant gross margin rate erosion in the fourth quarter including an unfavorable effect from the calendar shift. We expect gross margin rate for the full year to be approximately flat to last year. The projection for the full year does not include charges related to our restructuring actions for Gilly Hicks, other impairment and store closure charges, charges related to the improved implementation of our profit improvement initiative, or the effect of any additional share repurchases. Also, due to the extra week in last year's fiscal calendar and the resulting calendar shift, the prior year comparable 13-week period ended February 2, 2013 would have had approximately $82 million less in sales versus the actual reported 14-week period ended February 2, 2013. This will adversely affect fourth-quarter sales and earnings on a relative basis. We continue to expect capital expenditures of around $200 million for the year and preopening costs of around $25 million. With regard to the rest of our real estate plans for 2013, we intend to open approximately 20 international Hollister chain stores in total for the year as well is a small number of international and US outlet stores. To date in 2013 we have opened 13 international Hollister chain store locations. We continue to expect to close approximately 50 stores in the US in 2013 through natural lease expirations primarily at the end of the year. During the quarter we opened an A&F flagship store in Seoul. The planned opening of an A&F flagship store in Shanghai is expected in the spring of 2014. With regard to the ongoing profit improvement initiative, we expect to realize a somewhat greater amount of savings during the fourth quarter than the small amount we recognized during the third quarter. As we stated during our analyst meeting two weeks ago, we expect to realize net incremental annual savings of at least $100 million beyond what is realized this year and have a close to final figure of expected cost savings by our February earnings call. For incremental savings we identify beyond the $100 million, we continue to expect to reinvest a portion of those savings into funding marketing efforts tied to our strategic plan. Going forward our financial focus remains on driving operating margin improvement through execution of our strategic plan and maintaining a disciplined approach to capital allocation. With that I'm going to hand it over to Brian to provide some more details on our results for the quarter. Brian Logan - Abercrombie & Fitch Co. - VP, Finance & Controller Thanks, Jonathan. As reported third-quarter comp sales were down 14%. By brand comp sales, including direct-to-consumer, were down 13% for Abercrombie & Fitch, down 4% for abercrombie kids and down 16% for Hollister. Across the brands female performance was weaker than male. Changes in foreign currency exchange rates versus a year ago benefited sales by approximately $7 million. Also due to the calendar shift from the 53rd week in fiscal 2012, the prior year comparable 13-week period ended November 3, 2012 had approximately $23 million less in sales versus the reported 13-week period ended October 27, 2012, which adversely affected third-quarter year-over-year sales 5 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. 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and earnings. The gross profit rate for the third quarter was 63.0%, 130 basis points lower than last year's third-quarter gross profit rate, primarily driven by lower average unit retail. Stores and distribution expense for the quarter was $565 million, up from $497 million last year. Stores and distribution expense for the quarter included $84 million of charges related to the restructuring of Gilly Hicks, other store impairments and the profit improvement initiative. Excluding these charges the stores and distribution expense rate for the quarter was 46.5% of sales compared to 42.5% of sales last year. Expense savings in store payroll, store management and support and other store and distribution expense were more than offset by the deleveraging effect of negative comparable sales and higher direct-to-consumer expense. MG&A expense for the quarter was $131 million versus $123 million last year. MG&A expense for the quarter included $12 million of charges related to the profit improvement initiative and the restructuring of Gilly Hicks. Excluding these charges MG&A expense for the quarter was $120 million, a decrease of 3% versus last year. Details of international Hollister store openings for the quarter are included on the slide on page 9 of the investor presentation. At the end of the quarter we operated 287 Abercrombie & Fitch stores, 151 abercrombie kids stores, 597 Hollister stores and 28 Gilly Hicks stores. This concludes our prepared comments. We will now take your questions. Thank you. Q U E S T I O N S A N D A N S W E R S Operator (Operator Instructions). Kimberly Greenberger, Morgan Stanley. Kimberly Greenberger - Morgan Stanley - Analyst We are seeing (inaudible) of fashion, particularly in the Abercrombie & Fitch brand, that look pretty encouraging. And we are seeing 30% off -- at least we were seeing 30% off even in new fashion in the month of October. So I am wondering, do you think -- how long or what is the strategy to sort of gradually wean the customer off of promotions as you start to deliver more new fashion? Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO I think that is a very good question, Kimberly, and thank you for noticing that there is encouraging fashion because we believe that is the case. We are doing this on kind of a week by week basis. Obviously as we start to get better traction we are going to be able to raise our retails. I think we are in an intensely promotional time today. And I would love to say that this is going to happen in the next few weeks. The interesting thing is that we run the business on a week-by-week basis. So as we see traction we are going to be able to do this. I believe the fashion is getting better and better as do you. Thank you. Operator Marni Shapiro, The Retail Tracker. Marni Shapiro - The Retail Tracker - Analyst If I remember, best of luck for holiday. 6 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Thank you for your suggestion. Marni Shapiro - The Retail Tracker - Analyst I am waiting for it, and I saw the mannequin yesterday and it looked great. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Okay, you are going to get a response. Marni Shapiro - The Retail Tracker - Analyst I have two quick, one housekeeping question. If you could just clarify, you said 50 stores to close by year-end, that is excluding Gilly Hicks? And is it still more heavily weighted to the Abercrombie brand? And then, Mike, if you could just look forward, be it a year, 18 months and the balance of fashion is better in the store, I'm assuming there will still be a good percentage of logo merchandise in the store. Should we start to think of that as more of -- I don't want to say a promotional vehicle but we know the customer is always looking for promotion. So should we start to think of the balance in that way, that fashion would be the full-price vehicle and the Logos would be the promotional vehicle? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Let me just deal with the first two points, Marni. Yes, the 50 stores by year end includes the stores we've closed year to date, but doesn't include any of the Gilly Hicks stores, that would be over and above that. In terms of the mix, we are anticipating that it is going to shift a little more to Hollister over time given the number of closures that have already occurred. So yes, a higher proportion of Hollister stores than we have seen to date. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO In relation to your question about logo wear, I think that is very smart that there is a logo business that is ongoing. Our mission in logo is to make that category cooler. And by doing so I don't think we have to relegate that to a promotional business only. Thanks, Marni. Operator Liz Dunn, Macquarie. Liz Dunn - Macquarie - Analyst My question was about the international business; you've obviously called out some strength there in certain stores. But broadly the business is weak. Are the areas of weakness fashion wise similar to what you are experiencing domestically? Are the same categories not working? Just a little bit more detail there, thanks. 7 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO I'd answer that question, say, yes, it is generally the same. Operator Barbara Wyckoff, CLSA. Barbara Wyckoff - CLSA - Analyst On the stores that are closing, should we assume that most of them are domestic? Are any of (technical difficulty)? Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO They are all domestic, Barbara, yes. Other than that Gilly Hicks stores again that we are opening -- that we plan to close in the first quarter of 2014, the other closures this year are all domestic. Operator Janet Kloppenberg, JJK Research. Janet Kloppenburg - JJK Research - Analyst A couple questions. For Jonathan, you talked about -- I think you said that you expected greater expense savings on the store and distribution level and perhaps the MG&A level in the fourth quarter. Maybe you could give us a little more detail there where it is coming from, the magnitude of the change. And also if we should expect incrementally lower store and distribution MG&A as we go forward quarter by quarter next year? And, Mike, I wondered if the testing process had been conducted on the spring -- on the women's spring top assortments and how confident you are in the performance of that category in the spring season? Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Morning, Janet. On the first part of the question, the reference wasn't really to the split between MG&A and stores and distribution. What we were saying is that in the third quarter we have started to realize some savings across both line items relative to the profit improvement initiative. We anticipate there is going to be a somewhat greater amount of savings in Q4. But regardless of that, we anticipate there will be at least $100 million of incremental savings going forward beyond that, most of which we would recognize in fiscal 2014. And that excludes any potential additional savings that we are able to finalize between now and the end of the year that Mike referenced in his comments earlier on. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Janet, in relation to the testing the answer is we improve as a percent tested as we move through the spring season. While the initial spring set is tested the percentage isn't 100%. We are really getting better at this on an ongoing basis and I would say we are really going to be harvesting the major percentage of this improvement for back to school. 8 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO And just, Janet, coming back to your point about progression during the year, there will be some degree of progression in terms of the realization of the savings as various initiatives get put into effect. But we do anticipate again that we will recognize most of that $100 million incremental in 2014 and then, to the extent that there are additional savings coming from the store pilots or other areas, we should be able to affect those pretty quickly in 2014 as well. Operator Paul Lejuez, Wells Fargo. Paul Lejuez - Wells Fargo Securities - Analyst We have seen negative comps in the international business for two years. Can you maybe talk about where you feel comfortable that you have seen a bottom from a sales productivity perspective? And what particular markets or flagship stores do you feel like you have kind of bottomed out so that we can at least start thinking about the productivity not falling further? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Yes, I can give a little bit of color on that, Paul. I mean obviously we are comping negatively across the great majority of the countries that we are in. There are a couple of places where that is not the case, we talked about Sweden in the past, obviously China we are doing much better than that. Actually Japan has turned from a comp standpoint, the stores we have and the base over there. But most of our countries in Europe, Hollister and A&F are comping negatively at this point. So I don't think we are ready to say that we are necessarily at the bottom of the cycle. What we can say is if we look at what is baked into the guidance for this year in terms of international, our Hollister European stores will still be very close to 30% on a four wall basis, I think 29%, right around there. A&F is -- the range of performance in A&F is a little broader, but the overall four wall for A&F for Europe for the year will be a couple points below that but still in the mid-20s for the year despite that two years of negative comp. And then as we said at the investor day a couple of weeks ago, our Hollister stores in Europe are still running 30% north of mall productivity on average. So short answer is we don't know, I don't think we are ready to say that the comp trend has bottomed out, we haven't seen that yet. But the overall economics today remain very profitable, very cash generative. Operator Brian Tunick, JPMorgan. Brian Tunick - JPMorgan - Analyst So two questions, just I guess as we look ahead, Jonathan, the puts and takes on gross margin for this Company next year and the year beyond, I guess you came into 2013, I think you were under inventoried and that obviously helped gross margins. And then we're trying to think about your view on international margins. 9 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

It's hard for us to obviously see the promotional activity over there, but do you think you'll be able to maintain the premium pricing abroad especially if comps remain down double digits? And then second question I guess is on the buyback. Obviously there was nothing this quarter. As you move through the next quarter or two and you get to this cash balance can we expect you to be back in the market? Thanks very much. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Brian, so a couple of things there. With regard to maintaining premium pricing abroad, yes, we do, we have had to be a little more promotional and participate in some of these seasonal events that other retailers do. And bear in mind that it is a highly promotional environment in much of Europe as well, so there is a need to some degree to compete with that and I think that's partly what you saw in the third quarter. But also keep in mind that strategically our footprint in Europe puts us in a much better position to protect that premium pricing than in the US. We have constrained store count, we are only in the best possible malls and, again, we are continuing to run well ahead of the mall in terms of productivity. With regard to gross margin for 2014, it's a little early at this point for us to really get into any details of that. I think at this point we would be disappointed if we couldn't at least maintain our 2013 full-year gross margin. But we will give more color on that coming into the year and the various puts and takes that will go into that. With regard to buybacks, we typically don't give specific forward-looking guidance quarter by quarter. Our overall philosophy is what it has been for a long time, which is we want to protect to a minimum cash amount of $350 million at the trough point in the cycle. Beyond that we would expect to be deploying free cash flow towards buybacks if we believe the stock is attractively priced on a long-term basis. So that philosophy hasn't changed. We've bought back significant amounts of stock over the past couple of years under that philosophy. We used the term loan proceeds to augment that. And in broad terms we would certainly expect to be in the market going forward buying back stock. And as we said at the investor day, that we believe is going to be a significant component of how we drive long-term shareholder value. Operator (Operator Instructions). Dana Telsey, Telsey Advisory Group. Dana Telsey - Telsey Advisory Group - Analyst Can you talk a little bit about on the US store side where the operating margin declined pretty significantly this quarter? As you think about what you think about next year after the cost-cutting is done, what should a steady-state operating margin rate be and how do you bucket that between gross margin and SG&A? Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Dana, I think that kind of goes into the same bucket of it is a little early for us to start giving specifics on questions like that given we haven't come out with guidance for 2014 and the cost saving process is not yet complete, nor is our budget for 2014. So I think we will be able to give a lot more color on that by the end of the year. But it is a little early to start breaking that out at this point. As we said a minute ago, we would be disappointed overall if we couldn't at least maintain our gross margin rate on a full-year basis in 2014. And then to the extent we are getting traction beyond that with our strategic initiatives we've said our objective is to get AURs up over time which hopefully would enable us to achieve some improvement in gross margin rate. 10 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Dana, that is the first time you have ever only asked one question. Operator Lindsay Drucker Mann, Goldman Sachs. Lindsay Drucker Mann - Goldman Sachs - Analyst I have two quick questions. First, Jonathan, on the SG&A savings, the update that you hope to give us before the next earnings call, the buckets -- can you just identify the buckets of areas you think you may be able to identify savings from? You talked about the store prototypes, but I was hoping you could detail any other areas we should consider in that sort of list of items? And then secondly, your gross margin guidance for the full year for flattish implies pretty sharp deterioration versus the third-quarter run rate, even though comps are -- it seems like your comp guidance is for similarly poor performance. I was wondering if you could break down the buckets of that. So how much of it is 53rd week if any? How much of it is specific inventory write-downs that might to be lumping excess charges into the fourth quarter versus other quarters? Maybe just helping to understand the drivers there. Thank you. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Sure. I mean with regard to SG&A savings for 2014, the biggest area of potential additional opportunities is the store operations area, Lindsay. That comes back to it is not really the store prototypes, which when we refer to that we're talking about a new model for the physical layout of the stores, but the store pilot project that we have been doing and that Brian went into some detail on in the analyst event. So that is clearly the greatest area of additional opportunity, although we continue to scour all other areas of expense for potential opportunities as we come towards closing our budget for 2014. With regards to the gross margin rate in fourth quarter, we have baked into that the assumption that we're going to need to be incrementally more promotional than we were in the third quarter, certainly some of our competitors were more promotional in the third quarter, took rate down and were able to achieve somewhat better comps as a result of that. We are assuming that the overall environment, as Mike said earlier, is going to remain very difficult and that we're going to need to take our AURs down to be competitive. And that is what is primarily driving the gross margin rate erosion that is baked into the guidance. Operator Steph Wissink, Piper Jaffray. Steph Wissink - Piper Jaffray - Analyst I want to just follow up an earlier question regarding the comp. Mike, if you could just take us through the rebuilding of the comp rates from this double-digit level now to more of a flat level. I think you mentioned markdowns were a piece of it, declines in pricing and then the women's tops business. Could you just again help us kind of step function the relative degrees of impacts from those areas? Thank you. 11 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Okay, I think if I am understanding your question -- okay. Here is the strategy for getting the comp rate to improve. And I think it's important to list all these factors. One, reducing redundancy in our assortment through increased differentiation and styles. And that is not only within the current assortment but also between seasons and deliveries in between the brands. That is one. Two, increasing the cadence of fashion in the assortment which is going to make the assortment look fresh and new. Three, utilizing more sophisticated testing. Four, reacting faster in reducing lead-times. And that is going to be done, we talked about this before and we are doing this, but we are doing more of it as we go forward through shorter development cycle, increased fabric platforming, increased vendor collaboration, more sourcing in the Americas and, very important, reserving more open to buy for chase. These are the merchandise initiatives, especially for female tops, but for the whole business, which we believe will take us to a better top-line, which as you are saying is taking the comps negative to positive. In addition to the merchandise initiatives I think it's a very important to note that we have to combine this with marketing investments. And we are very excited about this because we have to build traffic as a part of this, which we believe will make our brands stand out and grow. We hope to see the benefits of these initiatives by back to school. Operator Oliver Chen, Citi. Oliver Chen - Citigroup - Analyst As you do prioritize fashion tops and women's fashion tops can you just explain the dynamic in terms of the plans to reduce the number of SKUs simultaneously? Also in your expectation of this happening, should we expect the comps and the gross margin to kind of improve in sync as you realize higher AUR? And, Mike, given that you have been really experienced in retail, do you think 30% is the new normal? And how do you think about next year as we have trouble from our perch kind of figuring out how we get out of this intensely promotional type of competitive environment? Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Well, let me answer the last part of the question first. I think we get out of it by the total segment becoming healthier. Young apparel is a very challenged business today. I think that will improve. I think there are pressures on young people today in terms of how they are spending their money, but I think those pressures will abate. So I think the whole segment will get better. And then I think we will get better as we improve the operations of the business. And all of the factors I just mentioned will result in us running a better regular price business. I think that the conversation of reducing the SKU count is -- there has been too much made of that. It's an in-store SKU count reduction and I wouldn't build too much into that, guys, I think maybe too much was made of that in the session. This is an in-store SKU count reduction and, in fact, our DTC SKU count is being dramatically increased. It gets to the same matters that I just related to in terms of how we are going to drive the business, which I think is exclusive of the SKU count conversation. Operator Thomas Filandro, Susquehanna Financial Group. 12 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Thomas Filandro - Susquehanna Financial Group - Analyst Mike, I was wondering when you guys plan to take a more aggressive stance at merchandising and/or marketing the leased line of the stores since you -- I think you've removed all the louvers. So I guess first update us on the louver removals and then, if you can, update us on when you plan to take a more aggressive stance on merchandising or marketing those windows? Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Good question, Tom. The louvers have been removed; you will see more aggressive marketing on those windows next week. See you on Thursday. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO And we will have -- Tom, some of the new Hollister prototypes that we showcased at the analyst event will be up and running in the first quarter which will give us an opportunity to do the same thing in those stores. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Great question. Operator Adrienne Tennant, Janney Capital Markets. Adrienne Tennant - Janney Capital Markets - Analyst Mike, I was wondering if you can share more some the findings of the consulting study, specifically how the customer perceives the brand in the United States. And were there any surprises coming out of the study about brand perception? Thank you. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Adrienne, we are still sifting through that information. We have quantitative analyses, but we are sifting through the qualitative. I will be prepared to get into more detail on the next call. Operator Matt McClintock, Barclays. Matt McClintock - Barclays Capital - Analyst The question I have, Mike, in your prepared remarks you outlined four priorities, the fourth was ensuring that you're properly organized to execute on the strategic plan. And I was wondering if you could elaborate more on that specifically. As you think about the longer-term how do you think about the longer-term evolution of the organization itself once you've managed through the cost restructuring and the -- some of the near-term challenges that you are facing? Thanks. 13 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO We have a real commitment here to succession management and we want to make sure that we are properly organized to achieve our current long-term plan, but to look to the future. We have brought in quite a few people from the outside -- DTC, marketing, procurement, store design -- what else? -- strategic planning. We have a really strong bench in merchandise talent as we are harvesting the result of this aggressive recruitment -- college recruitment program over the last 15 years. But we need to sit and ask if we are as strong everywhere as we need to be. We are going through that review process right now. And would hope to have some more information for you probably our next earnings call. Part of this organization has to do with getting more bottom-line orientation to the people in the business so as they grow they will be experienced in handling bottom-line responsibility. We think that should give us pretty good lift as soon as we get our hands around that organization. So expect more information on the conversation of organization. Operator Simeon Siegel, Nomura. Simeon Siegel - Nomura - Analyst So, Mike, in light of your comments around the promotionally driven top-line improvement I guess in October, some of your peers have mentioned lean inventories. If the promos are helping to drive some improvement, can the units you have actually help drive a better comp over the promotional holiday? And then, Jonathan, with regard to that inventory, can you just break down the composition of this quarter's increase? And then just lastly to clarify quickly from beforehand, are there any Gilly inventory write-downs embedded in the Q4 gross margin guidance and can you quantify the calendar shift impact to gross margin that you mentioned? Thanks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO I'll let Jonathan handle both of those questions. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Okay, let me start with the comments about inventory markdowns in the fourth quarter. No, at this point we have baked in the lower cost of market inventory write-downs for Gilly that we think we need to run out the remaining product obviously beyond the ongoing assortment, which is subject to the ongoing lower cost of market evaluation. So that $5.3 million hit we took in Q3 is essentially the cleanup of the incremental write-downs we need to take because of the restructuring as well as some normal lower cost of market adjustments that occurred in Q3. In terms of the comment about promo and October and if promos are driving improvement, I think the way we look at it, again, we are going to need to be pretty promotional we assume in the fourth quarter to drive even the relatively modest comp improvement that we have baked into our guidance. We are assuming it is going to be a tough environment. To your point, we do have the inventory to support the promotional strategy we have baked into our plans for the quarter. So we will obviously have to see how that plays out as we go through the quarter. Was there another part of the question? Oh, inventory breakdown for the end of Q3. We did have greater in transit year over year, that was a component of what was rolling into that overall increase. Again, our primary focus for inventory is that when we exit the year we're going to have an appropriate level of fall carryover inventory and that is what a lot of our AUR and other strategies are directed towards for the quarter, and we are comfortable that we are heading towards that. 14 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

The spring inventory at the end of the year will be higher because of the very low levels we had last year, the very low in transit levels we had as well. So spring inventory will be up fairly significantly, but fall inventory we are working to have in a very healthy position rolling over into Q1. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Healthy position but still a little heavier than last year because we had practically no fall. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Yes. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Which could give us a Q1 opportunity. Operator Paul Alexander, Bank of America-Merrill Lynch. Paul Alexander - BofA Merrill Lynch - Analyst Can you guys tell us a little bit more about the mechanics of the testing program? Where in the lifecycle of the product are you going to be testing? Are you going to be testing finished product to get an idea of how much to order or chase? Or will you be testing product attributes like color and silhouette? And also, getting to 100% of testing, how will you manage all that increased testing? Are you going to have to hire more merchants or can you do this with your existing teams? Thank you. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Paul, I would rather not get into the specifics of the testing program. It is pretty sophisticated and we are already kind of delighted with what is happening. In terms of workload, it is perhaps a little more intensive for both design and merchandising, but because we are testing at every point of the process from concept to finished product, we are getting some efficiencies. Operator Anna Andreeva, Oppenheimer. Anna Andreeva - Oppenheimer - Analyst Good to hear that October trends improved for the business, although modestly. Was that consistent across brands and also international versus domestic? And your guidance for comps to be down low double-digits for the fourth quarter I guess embeds some improvement in the trend. Just curious what are you seeing so far in November? And then finally just to follow up on AURs, what was AUR decline in the third quarter and what should we expect for 4Q? Thanks so much. 15 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Yes, I will start with the first part, Anna. The October trend improvement was across brands and there was improvement in international and domestic but more in domestic. But also, I think, as we said earlier, I wouldn't put too much into that. We clearly were more promotional, that contributed, and then there was some other factors in terms of what we were lapping year-over-year in October that helped. So we think there was a bit of a pickup in the underlying trend. But I wouldn't take that too far at this point. We typically don't comment on current quarter-to-date business on these calls. Our projection for the quarter is based on our standard model which is a 13-week trailing trend with greater weighting being given to the most recent weeks. That gives us an outlook for the quarter and that is what our guidance is based on and that obviously rolls in the direct-to-consumer business (inaudible) and that is part of the comp. With regard to AUR decline in Q3 and what we expect in Q4, what we are signaling obviously is we are going to have a greater decline in AUR in Q4 certainly adjusted for mix and other factors given the expectation that we will need to be more promotional in Q4 to get to where we need to be at the end of the year. Operator Dorothy Lakner, Topeka Capital Markets. Dorothy Lakner - Topeka Capital Markets - Analyst You gave a lot of helpful information at the meeting regarding your timeline for when we should see certain changes. And I just wondered in terms of the greater differentiation you are looking to do between Hollister and A&F, is that just going to roll in kind of gradually? Should we really look for that to be full impact back-to-school next year? I just wondered if you could speak to that? And then also on the kids business -- the kids comps are quite a bit better than the overall business. I just wondered what is helping you there and what your thoughts are in general on kids. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Okay, let me take a stab at this. In terms of differentiation between Hollister and A&F, twofold, one is product and two is marketing. You will see a continued emphasis on differentiation as we proceed through the year in product. You will start to see better differentiation in marketing as of spring and clearly by back-to-school we hope that you see an appreciable difference. In terms of the kids business, I really believe that the difference is that the parents are buying the product there. Operator Betty Chen, Mizuho Securities. Betty Chen - Mizuho Securities - Analyst As we get into next year and start to think about the new merchandise that will be hitting around back-to-school especially, is there any difference in terms of the pricing architecture? I know at the analyst event you mentioned that AUR will be an opportunity because of lower breadline and promotion. But how about in terms of the initial mark up? Are you testing that as part of your testing process on how your pricing is being received by the customer base and will we see any changes on that front? Thanks. 16 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO I don't know how --. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO I think what we have said is really it is about promotions and clearance is what we are thinking, Betty, is going to help us get the AUR back up. It is not really about ticket strategy as much, so it is being less -- having a lower proportion of clearance and being less promotional. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Right, and driving that clearance percentage down is critical, which is related primarily to differentiated product. So we are not competing with ourselves in the back room, major initiative. And I mentioned that as number one in terms of initiative. Operator John Morris, BMO Capital Markets. John Morris - BMO Capital Markets - Analyst Kind of two quick parts here, Mike. You have done a great job outlining some of the work that you are doing from the merchandising standpoint and the initiatives. And you have talked a little bit to the marketing, so obviously the product is coming first. The marketing, you said it will be kind of fully evolved by back-to-school but some small-scale changes in the spring. So, wondering what your thoughts are about that and your philosophy, your approach to that in terms of what we might see smaller scale? And then Jonathan, just a quick update on the London flagship. I think last quarter you said it was flattish comp and I'm just wondering kind of the trend -- any quick update there as well? Thanks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO I think, John, the marketing initiatives are very exciting. Beyond a full-blown campaign we are doing a lot of testing in a lot of different areas. What is going on I don't need to say to you in terms of newness and the way to deliver these messages to our target customers are enormously exciting. So we are fully engaged in new ways of delivering the message as well as what the message is. And we are doing an enormous amount of testing there. Now to go to the --. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO On the London flagship, John, we did see a step down there consistent with what we saw in the international comp from Q3 to Q2. Operator [Bridgett Wyshar], Morningstar. 17 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Bridgett Wyshar - Morningstar - Analyst I know that you highlighted that women's tops were weak; I am wondering if women's in general had weaker comps across the board than guys? And so, if you could give any detail, if it is on traffic or conversion. And the third piece of the question is, can you highlight any ongoing marketing campaigns that are specifically targeting that weakness? Thanks. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Women's had weaker comps than men's; however, the real weakness was in women's tops. Traffic (inaudible) conversion -- traffic as a total Company. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO So I think it is difficult to talk about traffic in terms of that category. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO The overall traffic is correlated pretty well with comps. So we would assume that it is more traffic than conversion on the female side because of that. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Yes. Any particular marketing campaign specific to that category -- I would rather not talk to that. Operator John Kernan, Cowen. John Kernan - Cowen and Company - Analyst Helpful color on the inventory and where you expect to finish it. What are you seeing in terms of unit costs for next year? We've heard some companies talk about unit costs up in the low single-digit range. And just wondering how you are factoring in any inflation whether labor or cost into your gross margin next year? Thanks. Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Yes, again, John, it is a little bit early for us to go into a lot of specifics on gross margin for 2014, but the broad comment we made earlier reflects about being disappointed to not at least hold our 2013 rate would reflect what we are currently seeing in AUC, which broadly based on what you just referenced, wouldn't be that different to what you are hearing elsewhere. Operator And that does conclude today's question-and-answer session. It also concludes today's conference call. Thank you very much for your participation. Mike Jeffries - Abercrombie & Fitch Co. - Chairman & CEO Thank you, everyone. 18 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call

Jonathan Ramsden - Abercrombie & Fitch Co. - EVP & CFO Thank you. D I S C L A I M E R Thomson Reuters reserves the right to make changes to documents, content, or other information on this web site without obligation to notify any person of such changes. In the conference calls upon which Event Transcripts are based, companies may make projections or other forward-looking statements regarding a variety of items. Such forward-looking statements are based upon current expectations and involve risks and uncertainties. Actual results may differ materially from those stated in any forward-looking statement based on a number of important factors and risks, which are more specifically identified in the companies' most recent SEC filings. Although the companies may indicate and believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate or incorrect and, therefore, there can be no assurance that the results contemplated in the forward-looking statements will be realized. THE INFORMATION CONTAINED IN EVENT TRANSCRIPTS IS A TEXTUAL REPRESENTATION OF THE APPLICABLE COMPANY'S CONFERENCE CALL AND WHILE EFFORTS ARE MADE TO PROVIDE AN ACCURATE TRANSCRIPTION, THERE MAY BE MATERIAL ERRORS, OMISSIONS, OR INACCURACIES IN THE REPORTING OF THE SUBSTANCE OF THE CONFERENCE CALLS. IN NO WAY DOES THOMSON REUTERS OR THE APPLICABLE COMPANY ASSUME ANY RESPONSIBILITY FOR ANY INVESTMENT OR OTHER DECISIONS MADE BASED UPON THE INFORMATION PROVIDED ON THIS WEB SITE OR IN ANY EVENT TRANSCRIPT. USERS ARE ADVISED TO REVIEW THE APPLICABLE COMPANY'S CONFERENCE CALL ITSELF AND THE APPLICABLE COMPANY'S SEC FILINGS BEFORE MAKING ANY INVESTMENT OR OTHER DECISIONS. ©2013, Thomson Reuters. All Rights Reserved. 5222537-2013-11-21T21:47:24.933 19 THOMSON REUTERS STREETEVENTS | www.streetevents.com | Contact Us ©2013 Thomson Reuters. All rights reserved. Republication or redistribution of Thomson Reuters content, including by framing or similar means, is prohibited without the prior written consent of Thomson Reuters. 'Thomson Reuters' and the Thomson Reuters logo are registered trademarks of Thomson Reuters and its affiliated companies. NOVEMBER 21, 2013 / 1:00PM, ANF - Q3 2013 Abercrombie & Fitch Co. Earnings Conference Call